Exhibit 10.1
Amendment to
American Public Education, Inc.
Executive Employment Agreement

THIS AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into effective as of September 23, 2020 (the “Amendment Effective Date”), by and between American Public Education, Inc., a Delaware corporation (the “Company”) and Angela Selden (the “Executive”).

WHEREAS, the Company and Executive entered into that certain Executive Employment Agreement (the “Agreement”) dated as of August 21, 2019, to be effective as of September 23, 2019, and

WHEREAS, the Company and the Executive desire to amend Section 7 of the Agreement in the manner reflected herein,
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows, effective as of the Amendment Effective Date:

1.    Relocation. Section 7 of the Agreement is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement):

“7. Relocation Expenses/Initial Hire. In calendar year 2021, the Company shall reimburse the Executive up to $75,000 in incurred expenses for Executive’s relocation to the vicinity of the Company’s headquarters, which expenses are limited to eligible expenses set forth in the Company’s relocation policy (which includes reasonable and customary meals during house hunting trips), subject to such exceptions as may be approved by the Compensation Committee, and are otherwise subject to the terms and conditions of such policy. In addition, all such reimbursed expenses must be repaid by the Executive to the Company on demand if within two (2) years of the Effective Date, the Executive’s employment terminates unless such termination was by the Company without Cause, by Executive for Good Reason or on account of death or Disability. In addition, for a period of not longer than two (2) years after the Effective Date, (i) to facilitate Executive’s presence and duties at Company locations, the Company shall reimburse the Executive for temporary lodging expenses in connection with the Executive’s work at Company locations, which amount may not exceed $8,000 per month, and (ii) the Company will reimburse the Executive the costs for round trip travel in economy class one time per week from the work location that the Executive was working in that week to the Executive’s current residence in Florida. The Executive acknowledges that the foregoing reimbursements will constitute taxable income.”

2.    Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

3.    Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Executive Employment Agreement effective as of the Amendment Effective Date.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

AMERICAN PUBLIC UNIVERSITY SYSTEM, INC.

By:	/s/ Richard W. Sunderland, Jr.
Name:	Richard W. Sunderland, Jr.
Title:	Chief Financial Officer

AMERICAN PUBLIC EDUCATION, INC.

By:	/s/ Richard W. Sunderland, Jr.
Name:	Richard W. Sunderland, Jr.
Title:	Chief Financial Officer

THE EXECUTIVE

By:	/s/ Angela Selden
Name:	Angela Selden
Title:	Chief Executive Officer